Exhibit 23.6
IMH

December 18, 2009

Mr. Gregory E. Scheig
ValueScope Inc.
603 S. Main Street, 2nd Floor
Grapevine, TX 76051

RE:	Consent to use ValueScope Inc. name and reports.

Dear Gregory:

ValueScope Inc. (“ValueScope”) prepared a valuation analysis report dated November 4, 2009 and a revised draft valuation report dated December 18, 2009 (collectively the “Reports”) for the IMH Secured Loan Fund, LLC (“IMH”). Pursuant to the engagement letter between ValueScope and IMH dated November 4, 2009, IMH is restricted from using the Reports, or any part of them, or the ValueScope name in any proxy statement, registration statement, or other filing with the SEC (“Filings”) without the prior written consent of ValueScope. The purpose of this letter is to request such consent from ValueScope. Please execute this letter below where indicated granting such consent and return to me. Thank you.

IMH SECURED LOAN FUND, LLC
a Delaware limited liability company

By:	Investors Mortgage Holdings, Inc.
an Arizona corporation
Its:	Manager

/s/ Shane C. Albers
By: Shane C. Albers
Its: Chairman & CEO

By its signature below, ValueScope Inc. hereby grants consent to IMH Secured Loan Fund, LLC (and its affiliates) to use the Reports, in whole or in part, and the ValueScope Inc. name in its Filings with the SEC.

VALUESCOPE INC.

/s/ Gregory E. Scheig
Gregory E. Scheig, CPA/ABV/CFF, CFA
Principal

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